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                       CONSULTING AGREEMENT

     CONSULTING AGREEMENT made this 17th day of June, 1996, by and between IGG International, Inc., of One Kendall Square,
Building 300, Cambridge, MA 02139 ("IGGI") and Richard Salter of
42 Stephen Place, Newton, MA 02161 ("Salter").

     1. IGGI hereby retains Salter to serve as a full-time consultant with the title of Vice President - Business Development. Salter shall render general business consulting services to IGGI and shall focus on strategic alliances; provided, however, that Salter and IGGI acknowledge that in the vent Salter is successful in introducing IGGI to a party or entity with which IGGI consummates a transaction, and it would be commercially reasonable for IGGI to pay a broker's or finder's fee in connection with such transaction, that IGGI will negotiate in good faith with Salter to agree upon a reasonable fee to be paid to Salter, it being understood that the compensation being paid to Salter under paragraph 3 hereunder is not intended to include compensation which would be payable as a broker's or finder's fee; and it being further understood that in negotiating the amount of such fee, all relevant factors, including the other fees and costs (if any) payable by IGGI in connection with such transaction, shall be taken into account.

     2. The term of this agreement shall be one month from the date hereof. At the end of such term, the parties may elect to continue this agreement, to enter into a different agreement with respect to Salter's relationship with IGGI, or to terminate such relationship. This agreement shall not be construed to obligate either party to enter into any agreement following the conclusion of such one-month term.

     3. As compensation for Salter's services to be rendered hereunder, IGGI shall grant Salter, on the last day of the term, options to purchase 2,500 shares of IGGI's Common Stock, par value $0.01 per share, at a purchase price of $0.01 per share. Such options shall be immediately exercisable upon grant an, when exercised, shall entitle Salter to receive registered, fully transferable shares of Common Stock. Except pursuant to any broker's or finder's fee described in paragraph 1, Salter shall not be entitled to any cash compensation or employee benefits. Salter shall be entitled to be reimbursed for his reasonable out-of-pocket expenses incurred in connection with his performance of his obligation under this agreement, provided that such expenses shall have been approved by IGGI prior to being incurred.







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     4.   This agreement shall not be construed to constitute a
contract of employment, to create any continuing rights or obligations beyond the term hereof, or to constitute the parties as principal and agent, joint ventures or partners. Salter shall have no right to bind IGGI without the express prior written consent of IGGI. Salter expressly agrees that IGGI will have no obligations with respect to withholding, unemployment, or other taxes or employer obligations of any nature whatsoever, all of which, to the extent applicable, shall be the sole obligation of Salter.

     5. This agreement shall be governed by the laws of the Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the date first above written.

                         IGG International, Inc.

                         BY: /s/ Bradley J. Carver, President



                         /s/ Richard A. Salter




























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             SECOND AMENDMENT TO CONSULTING AGREEMENT

     SECOND AMENDMENT TO CONSULTING AGREEMENT, made June ____,
1996 (the "Agreement") by and between IGG International, Inc., of
One Kendall Square, Building 300, Cambridge, MA 02139 ("IGGI") and Richard Salter of 42 Stephen Place, Newton, MA 02161
("Salter").

     The parties hereby agree to amend the Agreement as follows: the compensation to be paid Salter under the Agreement during the extended twelve month term of the Agreement (i.e., not including the initial one-month term of the Agreement) shall be amended from the rate of 2,500 shares per month (as set forth in the Amendment to the Consulting Agreement date June __, 1996) to 5,000 shares per month, issuable as follows: 2,500 of such 5,000 shares shall be issued under From S-8 and the remaining 2,500 shares shall be either restricted issuer shares or, at IGGI's option, shares issued under Form S-8. In addition to the foregoing, Salter will receive, as of the date hereof, 40,000 restricted issuer shares.

     In all other respects, except as specifically set forth herein, the terms of the Agreement shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of this 8th day of October, 1996.

                         IGG International, Inc.

                         BY: /s/ Bradley J. Carver, President


                         /s/ Richard A. Salter